SHP ETF Trust 485BPOS

Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of FIS Biblically Responsible Risk Managed ETF, a series of shares of beneficial interest in SHP ETF Trust, filed with the Securities and Exchange Commission.

BBD, LLP
Philadelphia, Pennsylvania
February 1, 2022